UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2019

BANC OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-35522 (Commission File Number)	04-3639825 (IRS Employer Identification No.)

3 MacArthur Place, Santa Ana, California (Address of principal executive offices)	92707 (Zip Code.)

Registrant’s telephone number, including area code: (855) 361-2262

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2019, each of the Compensation and Human Capital Committee (the “Compensation Committee”) of the Board of Directors of Banc of California, Inc. (the “Company”) and the Board of Directors of the Company approved the Company’s Executive Incentive Compensation Plan (the “Executive Incentive Plan”). The Executive Incentive Plan is designed to attract and retain officers and key executives, to motivate participants using performance-related incentives and to provide competitive incentive compensation opportunities. The Executive Incentive Plan focuses on achievement of certain performance goals established by the Compensation Committee with respect to each applicable performance period. The first performance period under the plan is the period commencing on January 1, 2019 and ending on December 31, 2019. Under the Executive Incentive Plan, the amount of a participant’s award for a given performance period will be determined by the Compensation Committee in accordance with applicable performance goals, and the Compensation Committee may eliminate or make upward or downward adjustments to those awards in its discretion. The Executive Incentive Plan also provides that, unless otherwise determined by the Compensation Committee, an award will be forfeited if the applicable participant’s employment does not continue through the date the award is paid. Awards under the Executive Incentive Plan may be paid in cash or Company common stock issued under the Company’s 2018 Omnibus Stock Incentive Plan (or any successor plan).

The foregoing description of the Executive Incentive Plan is qualified in its entirety by reference to the full text of such plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Banc of California, Inc. Executive Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

Date: May 1, 2019	By:	/s/ Angelee J. Harris
Angelee J. Harris
Executive Vice President, General Counsel